Exhibit 99.1

CV Sciences, Inc. Responds to Class Action Lawsuit

LAS VEGAS, August 28, 2018 (GLOBE NEWSWIRE) -- CV Sciences, Inc. (OTCQB:CVSI) (the “Company”, “CV Sciences”, “our”, “us” or “we”) has been informed of a class action lawsuit filed against the Company that alleges violations of federal securities laws. The Company disputes the allegations in the complaint and will vigorously defend this lawsuit.

“We believe that any claims alleging violations of securities laws by the Company are without merit and we intend to vigorously defend our position,” stated Joseph Dowling, Chief Executive Officer of CV Sciences.

The lawsuit piggy-backs on allegations made in a public “report” by Citron Research, a firm that sources indicate is run by an activist short seller. Citron issued its report on Monday, August 20th, after the Company’s stock had risen more than 25% in the day.

Both the Citron report and the newly filed lawsuit allege, in pertinent part, that the Company violated securities laws by failing to disclose that it had received notice from the United States Patent and Trademark Office (USPTO) that its pending patent application, U.S. Patent Application No. 15/426,617 (the ‘617 Application), had been “finally rejected” by the USPTO. The complaint draws the conclusion that this notice from the USPTO terminated the Company’s patent application, and that the Company’s efforts to obtain patent protection for the inventions disclosed in the ‘617 Application have therefore failed.

“The conclusions in the complaint and in the ‘report’ by Citron Research are outright false, and demonstrate either an ignorance, a disregard, or both, of the basics of patent prosecution,” stated Mr. Dowling. “A ‘final rejection’ in the context of patent prosecution is anything but final. It by no means indicates that the applicant has failed in its efforts to obtain an issued patent.” We will continue to prosecute the ‘617 Application and plan to file and prosecute several more applications related to the inventions described in the ‘617 Application.”

Mr. Dowling continued, “While the end result is not assured, both the Company and our patent counsel at Banner & Witcoff continue to have comfort that we will obtain an issued patent pursuant to the ‘617 Application.”

About CV Sciences, Inc.

CV Sciences, Inc. (OTCQB:CVSI) operates two distinct business segments: a drug development division focused on developing and commercializing novel therapeutics utilizing synthetic CBD; and, a consumer product division focused on manufacturing, marketing and selling plant-based CBD products (PlusCBD Oil™) to a range of market sectors. CV Sciences, Inc. has primary offices and facilities in San Diego, California and Las Vegas, Nevada. Additional information is available from OTCMarkets.com or by visiting www.cvsciences.com.

FORWARD-LOOKING DISCLAIMER

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties.

CONTACT INFORMATION:

Robert Haag
Managing Director
IRTH Communications
CVSI@irthcommunications.com
866-976-4784